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                                                                    Exhibit 99.1

                                 [TRUSERV LOGO]

                                  PRESS RELEASE

                                             For more information, contact:
                                             Elizabeth Higgins
                                             TruServ Corporation
                                             (773) 695-5256/ehiggins@truserv.com


                  TruServ Lifts Moratorium on Stock Redemptions

         CHICAGO, June 29, 2004-- TruServ Corporation announced that its Board of Directors has today voted to lift the moratorium on stock redemptions effective July 6, 2004. At its annual shareholders' meeting on March 28, 2004, there was an announcement of a conditional lift to become effective July 6, 2004. Due to improving financial conditions, the Board of Directors concluded that the capital of the corporation is no longer impaired and TruServ Corporation can resume redemption payments to shareholders. Since March 2000, TruServ Corporation had suspended redeeming the stock investments of shareholders who terminated their relationship with the cooperative following significant financial losses in 1999.

         TruServ Corporation's Chairman Bryan Ableidinger and President and Chief Executive Officer Pamela Forbes Lieberman jointly stated, "This is an additional important step in the turnaround of TruServ Corporation. There no longer is an impairment of our capital that prevents TruServ Corporation from redeeming shares of former members that have chosen to leave our cooperative. More importantly, earlier this quarter, our cooperative resumed issuing stock to new members who want to join the cooperative."

         On July 6, 2004, TruServ Corporation will commence processing the requests of shareholders that had asked to redeem their stock investments in the cooperative. As of May 29, 2004, the deferred stock redemption liability totaled $36 million of which approximately $8 million is payable in cash and the remainder is payable in the form of an installment note, with the first installment payable in cash in December 2004. These redemption mechanics are in accordance with the terms of TruServ Corporation's bylaws. The cooperative expects to process most redemption requests within 30 days of July 6, 2004.

         The resumption of stock issuance to new members is the result of the Securities and Exchange Commission declaring TruServ Corporation's registration statement effective April 30, 2004, which allowed TruServ Corporation to once again issue its Class A stock to new members.

         TruServ, headquartered in Chicago, is one of the world's largest member-owned hardware cooperatives with annual sales of $2 billion in 2003. The TruServ cooperative includes approximately 6,100 independent retailers worldwide operating under store identities that include True Value, Grand Rental Station, Party Central, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.